EXHIBIT 99.1

IDC

5 Speen Street

Framingham, MA 01701

(508) 872-8200

www.idc.com

[IDC LOGO]

Disclosure Form

IDC grants Morgan Stanley permission to disclose the following information in its document/press release/etc.

“The market for on-demand application services is projected to grow from $665 million in 2003 to $3.6 billion in 2008, a compounded annual growth rate of 41%, according to International Data Corporation, or IDC.”

“The market for on-demand application services is projected to grow from $665 million in 2003 to $3.6 billion in 2008, a compounded annual growth rate of 41%, according to IDC.”

It is understood by both IDC and Morgan Stanley that the information will not be sold.

It is further understood that IDC will be credited as the source of publication. The original date of publication will also be noted.

/s/ Dennis Philbin	5/6/04
Dennis Philbin	Date
IDC

IDC

5 Speen Street

Framingham, MA 01701

(508) 872-8200

www.idc.com

[IDC LOGO]

Disclosure Form

IDC grants Morgan Stanley permission to disclose the following information in its document/press release/etc.

“According to IDC, the customer service and contact center applications market accounted for $2.6 billion, or 36%, of the $7.2 billion CRM applications market in 2003.”

“According to IDC, in 2003, the customer service and contact center applications market was $2.6 billion, 36% of the $7.2 billion CRM application market.”

It is understood by both IDC and Morgan Stanley that the information will not be sold.

It is further understood that IDC will be credited as the source of publication. The original date of publication will also be noted.

/s/ Dennis Philbin	5/7/04
Dennis Philbin	Date
IDC